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Wednesday November 3, 1999
COMPANY PRESS RELEASE

                Advanced Communications Receives Final Anti-Trust
                 Clearance and Files Preliminary Proxy Statement

ST. LOUIS, Nov. 3 /PRNewswire/ -- Advanced Communications Group, Inc. (NYSE:
ADG - NEWS) today announced that it received clearance from the Federal Trade Commission and U.S. Department of Justice in connection with the proposed issuance of shares to Richard O'Neal, its chairman and CEO. The ACG common shares are to be issued principally for the conversion of $15 million of debt owed collectively to Mr. O'Neal and four other individuals and in exchange for Mr. O'Neal's stock in Web YP, Inc. (d/b/a WorldPages.com) and Big Stuff, Inc., a web site design and production company. ACG announced previously its receipt of anti-trust clearances for both its proposed acquisition of YPtel Corporation and the sale of its telecommunications services operations, both of which are currently pending.

In addition, on October 27, 1999, ACG announced the execution of revised definitive agreements to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. and Big Stuff, Inc. through the issuance of approximately 19.5 million shares. As a result of executing these revised definitive agreements, ACG has filed today its preliminary proxy statement under rules of confidentiality seeking clearance to submit a definitive proxy statement to shareholders for their consideration of management's proposals, including the previously described acquisitions. Upon shareholder approvals and closing, ACG will be re-named "WorldPages.com" and its stock will continue to be traded on the New York Stock Exchange under a new symbol.

For more information, please visit WWW.ACGINC.NET and WWW.WORLDPAGES.COM.